Exhibit 5.1

November 8, 2016

Berry Plastics Group, Inc.

101 Oakley Street

Evansville, IN 47710

Ladies and Gentlemen:

We have acted as counsel to Berry Plastics Group, Inc., a Delaware corporation (the “Company”) in connection with the Company’s filing of a Registration Statement on Form S-4, Registration No. 333-213803, initially filed by the Company with the Securities and Exchange Commission (the “Commission”) on September 26, 2016, as amended through the date hereof (together with the documents incorporated by reference therein, (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to up to 6,907,578 shares (the “Shares”) of common stock, $0.01 par value per share (the “Common Stock”), of the Company, which the Company proposes to issue in connection with the proposed acquisition by the Company of AEP Industries Inc. (“AEP”), a Delaware corporation, whereby Berry Plastics Acquisition Corporation XVI (“Merger Sub”), a Delaware corporation and an indirect, wholly owned subsidiary of the Company, would merge with and into AEP (the “First-Step Merger”), with AEP surviving the First-Step Merger, and, thereafter, AEP will merge with and into Berry Plastics Acquisition Corporation XV, LLC (“Merger Sub LLC”), a Delaware corporation and an indirect, wholly owned subsidiary of the Company (the “Second-Step Merger” and, together with the First-Step Merger, the “Mergers”), with Merger Sub LLC surviving as an indirect, wholly owned subsidiary of the Company. The Mergers will be consummated pursuant to that Agreement and Plan of Merger dated as of August 24, 2016, by and among the Company, Berry Plastics Corporation, a direct, wholly owned subsidiary of the Company and a Delaware corporation, Merger Sub, Merger Sub LLC and AEP (the “Merger Agreement”).

In connection herewith, we have examined:

(1)	the Merger Agreement; and

(2)	the Registration Statement and the related form of Proxy Statement/Prospectus included therein in the form in which it was transmitted to the Commission under the Securities Act (the “Prospectus”).

Berry Plastics Group, Inc.

November 8, 2016

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company and such other corporate records, agreements and instruments of the Company, certificates of public officials and officers of the Company, and such other documents, records and instruments, and we have made such legal and factual inquiries as we have deemed necessary or appropriate as a basis for us to render the opinion hereinafter expressed. In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies or by facsimile or other means of electronic transmission, or which we obtained from the Commission’s Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”) or other sites maintained by a court or governmental authority or regulatory body, and the authenticity of the originals of such latter documents. If any documents we examined in printed, word processed or similar form has been filed with the Securities and Exchange Commission on Edgar or such court or governmental authority or regulatory body, we have assumed that the document so filed is identical to the document we examined except for formatting changes. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to the certificates and statements of appropriate representatives of the Company.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Shares have been duly authorized by all necessary corporate action of the Company and, when issued and delivered by the Company and paid for in accordance with the Merger Agreement, will be validly issued, fully paid and nonassessable.

In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, the opinions set forth herein are further limited by, subject to and based upon the following assumptions, comments, qualifications, limitations and exceptions.

Our opinions herein reflect only the application of the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting the foregoing), and we do not express any opinions herein concerning any other law. The opinion set forth herein is made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinion expressed herein is based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise.

We do not render any opinions except as set forth above. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in prospectus filed as a part thereof. We also consent to your filing of this opinion letter as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the Shares. In giving such consent, we do not thereby concede that we are within the

Berry Plastics Group, Inc.

November 8, 2016

category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Bryan Cave LLP